Exhibit 8.1
Subsidiaries of Adecoagro S.A.

Majority Owned Subsidiaries:

Name     Place of Incorporation
1     Adecoagro GP S.à r.l.     Luxembourg
2     Adecoagro LP S.C.S     Luxembourg
3     Kadesh Hispania S.L.U.     Spain
4     Leterton España S.L.U.     Spain
5     Global Calidon S.L.    Spain
6    Global Acamante S.L.    Spain
7     Global Mirabilis S.L.    Spain
8     Global Carelio S.L.    Spain
9     Global Asterion S.L.U.     Spain
10     Global Pindaro S.L.U.     Spain
11    Global Acasto S.L.U.     Spain
12    Global Pileo S.L.U.     Spain
13    Global Anceo S.L.    Spain
14    Global Laertes S.L.U.     Spain
15    Peak Texas S.L.U.     Spain
16    Global Hisingen S.L.    Spain
17    Global Neimoidia S.L.U.    Spain
18    Adeco Agropecuaria S.A.     Argentina
19    Pilagá S.A.     Argentina
20    Cavok S.A.     Argentina
21    Establecimientos El Orden S.A.     Argentina
22    Agro Invest S.A.     Argentina
23    Forsalta S.A.     Argentina
24    Bañado del Salado S.A.     Argentina
25    Dinaluca S.A.     Argentina
26    Compañía Agroforestal de Servicios y Mandatos S.A.     Argentina
27    Girasoles del Plata S.A. (previously CHS AGRO S.A.)    Argentina
28    Maní del Plata S.A.    Argentina
29    L3N S.A.    Argentina
30    Energia Agro    Argentina
31    Ladelux S.A.     Uruguay
32    Kelizer S.A.     Uruguay
33    Adecoagro Uruguay S.A. (previously Agroglobal S.A. )    Uruguay
34    Adecoagro Brasil Participações S.A.     Brazil
35    Adeco Agropecuária Brasil S.A.     Brazil
36    Usina Monte Alegre Ltda.     Brazil
37    Adecoagro Vale do Ivinhema S.A.     Brazil
38    Adecoagro Agr. e Participações Ltda.    Brazil
39    Adecoagro Energia Ltda.    Brazil
40    Monte Alegre Energía Ltda.    Brazil
41    Angélica Energia Ltda.    Brazil
42    Ivinhema Energia Ltda.    Brazil
43    Adecoagro Chile S.p.A.    Chile

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